Exhibit 4.1

Approved by Board of Directors on March 15, 2018
Approved by shareholders on May 17, 2018

INDEPENDENT BANK CORP. 2018 NON-EMPLOYEE DIRECTOR STOCK PLAN

1.	Purposes.
This 2018 Non-Employee Director Stock Plan (the “Plan”) has been approved to grant stock options and to make restricted stock awards to directors of Independent Bank Corp. (the “Company”), Rockland Trust Company, a wholly-owned subsidiary of the Company (“Rockland Trust”), and any other direct or indirect wholly-owned subsidiary of the Company who are not also employees of the Company, Rockland Trust, or any other direct or indirect wholly-owned subsidiary of the Company (collectively, the “Non-Employee Directors”) in the manner and at the times described below. The purposes of the Plan are: to promote the long-term success of the Company and its subsidiaries by creating a long-term mutuality of interests between the Non-Employee Directors and the Company’s shareholders through equity award grants; to provide an additional inducement for the Non-Employee Directors to remain with the Company, any future wholly-owned subsidiaries of the Company, and/or Rockland Trust; and, to provide a means through which the Company and Rockland Trust may attract qualified persons to serve as Non-Employee Directors.

2.	Effect of Plan on Rights of the Company and Shareholders.
Nothing in this Plan, or in any equity award made under this Plan, shall confer any right to any person to continue as a Non-Employee Director or interfere in any way with the rights of the shareholders or the Board of Directors (the “Board”) to appoint, elect, and/or remove directors.

3.	Types of Awards and Administration.
(a)Types of Awards.
Stock options and restricted stock awards will be granted to Non-Employee Directors under this Plan in the amounts and at the times specified below. All stock options granted pursuant to this Plan will be non-statutory stock options that are not intended to qualify under the requirements of Sections 422 or 423 of the Internal Revenue Code of 1986 (the “Code”).

(b)Administration.

(i)This Plan describes the Non-Employee Directors to whom equity awards are granted, the timing of grants, the number of shares subject to any award, the exercise price of any stock option, the periods during which any stock option may be exercised and restricted stock awards shall vest, and the term of any stock option.

(ii)The Board shall administer this Plan, subject to any limits expressly imposed by this Plan on the Board’s discretion. The Board’s construction and interpretation of the terms and provisions of this Plan shall be final and conclusive. The Board shall have authority, subject to the express provisions of this Plan, to construe the stock option agreements (each, an “Option Agreement”) and restricted stock agreements (each a “Restricted Stock Agreement”) issued pursuant to this Plan, to prescribe, amend, and rescind rules and regulations relating to this Plan, to determine the terms and provisions of Option Agreements and Restricted Stock Agreements, and to make all other determinations which are, in the judgment of the Board, necessary or desirable for the administration of this Plan. The Board may correct any defect, supply any omission, or reconcile any inconsistency in this Plan, in any Option Agreement, or in any Restricted Stock Agreement in the manner and to the extent it shall deem expedient to carry this Plan into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to authority delegated by the Board shall be liable for any action or determination made in good faith under this Plan.

The Board may, to the full extent permitted by or consistent with applicable law and the Plan, delegate any or all of its powers under this Plan to a compensation committee (the “Compensation Committee”) appointed by the Board, subject to any votes as may be adopted by the Board that are consistent with this Plan. If the Compensation Committee is appointed, the Compensation Committee may assume all responsibilities of the Board under the Plan. The Compensation Committee, if appointed, shall consist of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 (as defined below). The Board, however, may abolish the Compensation Committee at any time and re-vest in the Board the administration of this Plan.
(c)Applicability of Rule 16b-3.
Those provisions of this Plan which make express reference to Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), or any successor rule (“Rule 16b-3”), or which are required in order for certain option transactions to qualify for exemption under Rule 16b-3, shall apply only to such persons as are required to file reports under Section 16(a) of the Exchange Act.

4.	Eligibility.
Equity awards may be granted to any Non-Employee Director. Persons who are Non-Employee Directors of both the Company and of Rockland Trust, or both the Company and any direct or indirect wholly-owned subsidiary of the Company, shall be entitled to awards under this Plan as if they were Non-Employee Directors of the Company only. Stock options and restricted stock awards may be granted separately or in any combination to any individual eligible under this Plan.

5.	Stock Subject To Plan.
The aggregate number of shares which may be issued and as to which grants of stock options and/or restricted stock awards may be made under this Plan is three hundred thousand (300,000) shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), which shall include any shares of Common Stock that remain available for issuance pursuant to the Independent Bank Corp. 2010 Non-Employee Director Stock Plan (the “2010 Plan”) as of the date of shareholder approval of this Plan, subject to adjustment and substitution as provided below. If any stock option granted under this Plan or the 2010 Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares shall again be available for purposes of this Plan. The shares which may be issued under this Plan may be authorized but unissued shares, reacquired shares, treasury shares, or any combination of those types of shares.

6.	Grants of Equity Awards.
(a)2018 Restricted Stock Award to Non-Employee Directors

On the later of (i) the third business day following the day of the Company’s 2018 Annual Shareholders Meeting if this Plan is approved by shareholders or (ii) the effectiveness of a registration statement registering the securities issued by this Plan under the Securities Act of 1933, as amended, (the “Act”), each Non-Employee Director shall each automatically and without further action be granted a restricted stock award for five hundred (500) shares of Common Stock that will vest immediately.

(b)Annual Grants of Restricted Stock Awards.

On the third business day following the day of each annual shareholders meeting after 2018, each then current Non-Employee Director shall be granted either (A) a restricted stock award in an amount of shares of Common Stock not to exceed one thousand five hundred (1,500) shares which shall vest immediately upon grant, (B) a stock option to purchase not more than three thousand (3,000) shares of Common Stock which shall be immediately exercisable, or (C) a combination of restricted stock awards and stock options subject to the foregoing limits and an overall limit of 4,500 shares of Common Stock. Any new Non-Employee Director who joins the Board during the period between the annual shareholders meeting and December 31 of that year shall be entitled to receive, on the third business day following appointment to the Board, the same award as if he or she had been a member of the Board on the date of the annual shareholders meeting. Each year the Compensation Committee will recommend to the Board the type(s) and amounts of equity awards to be granted to Non-Employee Directors within the parameters established by this Plan based upon a review of the compensation practices of comparable financial institutions and any other relevant considerations. The Board will evaluate and vote upon that recommendation.

7.	Terms and Conditions of Stock Options.

(a)Option Price.

The purchase price at which each stock option may be exercised (the “Option Price”) shall be one hundred percent (100%) of the fair market value per share of the Common Stock covered by the stock option on the date of grant. “Fair Market Value” of the Common Stock shall be determined by the Compensation Committee in its sole discretion; provided, however, that Fair Market Value shall be equal to: (i) if the Common Stock is listed on the National Association of Securities Dealers Automated Quotation System or any successor system then in use (“NASDAQ”), the mean of the highest and lowest sales prices per share of the Common Stock for the grant date on the NASDAQ, as quoted in The Wall Street Journal (or in such other reliable publication as the Board, in its discretion, may determine to rely upon), or (ii) if the Common Stock is not listed on NASDAQ, the mean of the highest and lowest sales prices per share of Common Stock for the grant date on (or on any composite index including) the principal United States securities exchange registered under the Exchange Act on which the Common Stock is listed, as quoted in The Wall Street Journal (or in such other reliable publication as the Board, in its discretion, may determine to rely upon). If the Fair Market Value of the Common Stock cannot be determined on the basis set forth above, the Board shall in good faith determine the Fair Market Value of the Common Stock on the grant date. Fair Market Value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

(b)Payment of Option Price.

The Option Price for each stock option shall be paid in full upon exercise and shall be payable in cash in United States dollars; provided, however, that in lieu of cash the person exercising the stock option may pay the Option Price in whole or in part by delivering shares of Common Stock already owned by such person having a fair market value, determined in the manner set forth above for the day immediately preceding the date on which the Option Price is delivered, equal to the Option Price for the shares being purchased; except that any portion of the Option Price representing a fraction of a share shall in any event be paid in cash. Delivery of shares may also be accomplished through the effective transfer to the Company of shares held by a broker or other agent. Notwithstanding the foregoing, the exercise of the stock option shall not be deemed to occur and no shares of Common Stock will be issued until the

Company has received payment, in full, of the Option Price. The date of exercise of a stock option shall be determined under procedures established by the Board, and as of the date of exercise the person exercising the stock option shall be considered for all purposes to be the owner of the shares with respect to which the stock option has been exercised. Payment of the Option Price with shares shall not increase the number of shares of the Common Stock which may be issued under this Plan.

(c)Expiration and Vesting.

Each stock option shall expire on the date specified in the applicable Option Agreement. Subject to the preceding sentence and subject to the provisions of this Plan that provide for earlier termination of a stock option under certain circumstances, each stock option shall be immediately exercisable and remain exercisable for not later than ten years from the date on which the stock option was granted. Stock options, to the extent exercisable at any time, may be exercised in whole or in part.

(d)Nontransferability of Options.
Except as expressly provided below, stock options shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Non-Employee Director to whom they are granted (the “Grantee”), either voluntarily or by operation of law and, during the life of the Grantee, shall be exercisable only by the Grantee or other transferee permitted by this Section 7. Stock options, however, may be transferred (i) pursuant to a qualified domestic relations order (as defined in Rule 16b-3), (ii) by will or the laws of intestacy, or (iii) to any member of the Grantee’s Family. The Grantee’s “Family” shall, for purposes of this Plan, mean a Grantee’s spouse, the Grantee’s lineal descendants by birth or adoption, and trusts for the exclusive benefit of the Grantee and/or the foregoing individuals.

(e)Effect of Termination of Non-Employee Director Status.

If a Grantee ceases to be a Non-Employee Director, any outstanding stock options held by the Grantee shall be exercisable according to the following provisions:

(i)General. If a Grantee ceases to be a Non-Employee Director for any reason other than removal from the Board for cause, any outstanding stock option shall be exercisable by the Grantee at any time prior to the expiration date of the stock option or within three years after the date the Grantee ceases to be a Non-Employee Director, whichever is the shorter period. Following the death or permanent and total disability (as defined in Section 22(e)(3) of the Code or any successor) of a Grantee during service as a Non-Employee Director any outstanding stock option held by the Grantee at the time of death or permanent and total disability (whether or not exercisable by the Grantee immediately prior to death or permanent and total disability) shall be exercisable by the person entitled to do so under the Grantee’s will or, if the Grantee shall fail to make testamentary disposition of the stock option, shall die intestate or shall become permanently and totally disabled, by the Grantee’s legal representative at any time prior to the expiration date of the stock option or within three years after the Grantee’s death or permanent and total disability, whichever is the shorter period.

(ii)For Cause. If during his or her term of office as a Non-Employee Director a Grantee is removed from the Board for cause, any outstanding stock option held by the Grantee shall immediately terminate and be forfeited.

(f)Option Agreements.
All stock options shall be confirmed by an Option Agreement which shall be executed by the Grantee and, on behalf of the Company, by the Chief Executive Officer (if other than the President),

the President, or any officer of the Company or Rockland Trust that the Chief Executive Officer authorizes to sign the Option Agreement. Each Option Agreement shall contain such terms, provisions, and conditions consistent with this Plan as may be determined by the Board, in its sole discretion.

(g)Registration and Listing.

The obligation of the Company to issue shares of the Common Stock under this Plan upon the exercise of stock options shall be subject to (i) the effectiveness of a registration statement under the Act with respect to such shares, if deemed necessary or appropriate by counsel for the Company, (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, on which the Common Stock may then be listed and (iii) all other applicable laws which may then be in effect.

8.	Terms and Conditions of Restricted Stock Awards.

(a)Restricted Stock Agreements.

Any restricted stock award shall be confirmed by a Restricted Stock Agreement which shall be executed by the Non-Employee Director to whom it is granted and, on behalf of the Company, by the Chief Executive Officer (if other than the President), the President, or any officer of the Company or Rockland Trust that the Chief Executive Officer authorizes to sign the Restricted Stock Agreement. Each Restricted Stock Agreement shall contain such terms, provisions and conditions consistent with this Plan as may be determined by the Board, in its sole discretion.

(b)Registration and Listing.

The obligation of the Company to issue shares of the Common Stock under this Plan for restricted stock awards shall be subject to (i) the effectiveness of a registration statement under the Act with respect to such shares, if deemed necessary or appropriate by counsel for the Company, (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, on which the Common Stock may then be listed and (iii) all other applicable laws which may then be in effect.

9.	General Restrictions.

(a)Investment Representations.

The Company may require any person to whom a stock option or restricted stock award is granted to give written assurances in substance and form satisfactory to the Company to the effect that the person is acquiring the Common Stock for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws, or with covenants or representations made by the Company in connection with any public offering of its Common Stock.

(b)Compliance with Securities Laws.

Each stock option or restricted stock award shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration, or qualification of the shares subject to such stock option or restricted stock award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, the option may not be exercised, in whole or in part, unless the listing, registration, qualification, consent or approval, or satisfaction of condition shall have been effected or obtained on conditions acceptable to the Board. Nothing in this Plan shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy any such condition.

10.	Rights as a Shareholder.

The holder of a stock option shall have no rights as a shareholder with respect to any shares covered by the stock option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until exercise of the stock option and issuance of the shares of Common Stock underlying the stock option. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of exercise.

The holder of a restricted stock award shall have any and all rights of a shareholder with respect to the shares covered by a restricted stock award. Such rights include, without limitation, any rights to receive dividends or non-cash distribution with respect to such shares and the right to vote shares at any meeting of the Company’s shareholders.

11.	Adjustment Provisions for Recapitalizations and Related Transactions.

(a)General.

If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under this Plan, (y) the number and kind of shares or other securities subject to any then outstanding stock options under this Plan, and (z) the price for each share subject to any then outstanding stock options under this Plan, without changing the aggregate purchase price as to which the stock options remain exercisable. Notwithstanding the foregoing, any other provision in this Plan or in an Option Agreement, in the event of a transaction listed above or a Change in Control, the Compensation Committee, with the approval of the Board, shall have the right and authority to cancel and terminate all outstanding stock options by paying each stock option holder in cash the difference between the exercise price, if any, and the Fair Market Value of the Shares underlying the stock option on the date of the consummation of the transaction or Change in Control.

A “Change of Control” shall be deemed to have occurred if (i) any “person” (as such term is defined in Section 13(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of either (x) a majority of the outstanding common stock of the Company or Rockland Trust, or (y) securities of either the Company or Rockland Trust representing a majority of the combined voting power of the then outstanding voting securities of either the Company or Rockland Trust, respectively; or (ii) the Company or Rockland Trust consolidates or merges with any other person or sells all or substantially all of its assets to a person not at that time owning a majority of the outstanding voting stock of the Company; or (iii) individuals who currently constitute the Board cease for any reason to constitute a majority of the Board, unless the election of each new director was nominated or approved by the shareholders of the Company at their regularly scheduled annual meeting or was approved by at least two thirds of the directors of the Board currently in office.

(b)Board Authority to Make Adjustments.
Any adjustments or substitutions under this Section 11 shall be made by the Board, whose determination as to such adjustments or substitutions, if any, shall be final, binding and conclusive. No fractional shares will be issued under this Plan on account of any such adjustments or substitutions.

12.	Amendment of the Plan.
The Board reserves the right to modify, amend or terminate the Plan from time to time, in any respect, in order to meet changes in legal requirements or for any other reason. The Company must obtain shareholder approval for each amendment of the Plan for which shareholder approval is required by the Code, any applicable stock exchange listing requirements, or any other applicable laws or regulations.

The termination or any modification or amendment of this Plan shall not, without the consent of the holder of a stock option or any restricted stock award, affect his or her rights. The Board, however, may with the consent of the person affected amend outstanding Option Agreements or Restricted Stock Agreements in a manner consistent with this Plan. The Board, however, shall have the right to amend or modify the terms and provisions of this Plan and of any outstanding Option Agreement or Restricted Stock Agreement to the extent necessary to ensure the qualification of this Plan under Rule 16b-3.

13.	Effective Date and Duration of the Plan.

(a)Effective Date.

This Plan shall immediately take effect once approved by the Company’s shareholders. If shareholder approval is obtained at the 2018 Annual Shareholders Meeting, this Plan shall immediately be in effect on that date and the equity awards granted on the later of (i) the third business day after the meeting or (ii) the effectiveness of a registration statement under the Act with respect to the shares subject to this Plan.

(b)Termination.

This Plan shall terminate upon the close of business on the day after restricted stock or stock option awards are made following the 2028 Annual Shareholders Meeting. Any stock options outstanding or unvested restricted stock awards that exist as of the termination date shall continue to have force and effect in accordance with the provisions of the any Option Agreement or Restricted Stock Agreement evidencing them.